Exhibit 10.1

PURCHASE AND SALE AGREEMENT
FOR THE
RUBY HILL ROYALTY

AMONG

METALLIC VENTURES (U.S.), INC.,

INTERNATIONAL MINERALS CORPORATION,

AND

ROYAL GOLD, INC.

May 23, 2012

PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (“Agreement”) is made as of this 23rd day of May 2012 (“Agreement Date”), by and among METALLIC VENTURES (U.S.), INC., a corporation organized under the laws of the State of Nevada (“Seller”), international Minerals Corporation, a corporation organized under the laws of the Yukon Territory (“International”), and ROYAL GOLD, INC., a corporation organized under the laws of the State of Delaware (the “Purchaser”).

RECITALS

A.     By Warranty Deed made effective as of June 29, 1994, from Ruby Hill Mining Company (“Ruby Hill”) to Homestake Mining Company of California (“Homestake”) (“Royalty Agreement”), recorded on February 19, 1998 in the Official Records of Eureka County, Nevada, at Book 318, Page 96, File No. 169763, Ruby Hill: (i) granted, conveyed and warranted to Homestake those lands situate in Eureka County, Nevada more particularly described in Exhibit A to the Royalty Agreement, together with certain other real and personal property interests (collectively, the “Mining Property”); and (ii) reserved to itself a production royalty of three percent of “Net Smelter Returns” (as that term is defined in the Royalty Agreement) for all ores and minerals mined or otherwise recovered from the Mining Property and thereafter sold by or for the account of Homestake, subject to the terms and conditions of the Royalty Agreement (“Royalty”).

B.     As a result of certain transactions culminating with the Merger, Seller is the owner of an undivided 100% interest in and to the Royalty.

C.     Seller is a wholly-owned subsidiary of Ecuadorian, and Ecuadorian is a wholly-owned subsidiary of International.

D.     Seller has agreed to sell to Purchaser, and Purchaser has agreed to purchase from Seller, the Royalty on the terms and subject to the conditions set forth in this Agreement.

AGREEMENTS

In consideration of the premises and the mutual covenants, agreements, representations, warranties and payments contained in this Agreement, and intending to be legally bound, Seller and Purchaser agree as follows:

Article 1
DEFINITIONS AND INTERPRETATION

1.1.	Definitions

The following terms shall have the respective meanings set out below, and grammatical variations of such terms shall have corresponding meanings:

(a)     “Affiliate” of a Party means any entity that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Party.

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(b)     “Agreement” has the meaning set forth in the introductory paragraph to this Agreement and includes the Exhibits attached hereto.

(c)     “Agreement Date” has the meaning set forth in the introductory paragraph to this Agreement.

(d)     “Assumed Liabilities” has the meaning set forth in Section 5.1(a).

(e)     “Business Day” means any day that is not a Saturday, Sunday or statutory holiday in Denver, Colorado.

(f)     “Closing” means the completion of the purchase and sale of the Royalty pursuant to Article 4 hereof.

(g)      “Dollars” or “$” means United States Dollars, the official currency of the United States of America.

(h)     “Ecuadorian” means Ecuadorian Minerals Corporation (U.S.), a corporation organized under the laws of the State of Nevada.

(i)     “Effective Date” has the meaning set forth Section 6.1(a).

(j)     “Environmental Laws” means all Laws relating to the environment and/or the protection thereof, including with respect to the following substances and/or the transportation thereof:

(i)	any substance the presence of which requires reporting, investigation, removal, preventative measures, management or remediation under any Laws;

(ii)	any substance that is defined as a pollutant, contaminant, dangerous substance, toxic substance, hazardous or toxic chemical, hazardous waste or hazardous substance under any Laws;

(iii)	any substance that is toxic, explosive, corrosive, flammable, ignitable, infectious, carcinogenic or otherwise hazardous and is regulated by or forms the basis of liability under any Laws;

(iv)	any substance the presence of which on a property causes or threatens to cause a nuisance upon the property or to adjacent properties or poses or threatens to pose a hazard to health or safety of persons on or about a property;

(v)	any substance that contains gasoline, diesel fuel or other petroleum hydrocarbons, including crude oil and fractions thereof, natural gas, synthetic gas and any mixtures thereof;

(vi)	any substance that contains asbestos and/or asbestos-containing materials;

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(vii)	any substance that contains pcbs, or pcb-containing materials or fluids; or

(viii)	any nuclear material.

(k)     “Governmental Authority” means a federal, state, municipal or local government in the United States of America, or any subdivision of any of the foregoing, including an entity, person, court, agency or other body or organization exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, any such government or subdivision.

(l)     “Homestake” has the meaning set forth in Recital A to this Agreement.

(m)     “Indemnitee” has the meaning set forth in Section 5.5(a).

(n)     “Indemnitor” has the meaning set forth in Section 5.5(a).

(o)     “International” has the meaning set forth in the introductory paragraph to this Agreement.

(p)     “Knowledge” of a Party means the actual knowledge of such Party, after reasonable inquiry, including due inquiry of all directors and officers of such Party, and the direct reports of such officers.

(q)     “Laws” means all laws, statutes, ordinances, regulations, rules and orders of any Governmental Authority applicable to a Party, this Agreement or the Royalty, including labor, tax, and Environmental Laws.

(r)     “Merger” means the merger of Ruby Hill with and into Seller, effective August 8, 2007, following which Seller was the surviving entity and Seller’s articles of incorporation and bylaws continued as the organizational documents of Seller.

(s)     “Metallic Acqusition Date” means February 26, 2010, the date on which International acquired all of the issued and outstanding shares of Metallic Ventures Gold Inc. by way of statutory plan of arrangement.

(t)     “Mining Property” has the meaning set forth in Recital A to this Agreement.

(u)     “Notices” has the meaning set forth in Section 7.3.

(v)     “NNPM Tax” means the Nevada Net Proceeds of Minerals Tax.

(w)     “Party” means Seller, International or Purchaser, and “Parties” means Seller, International and Purchaser.

(x)     “Purchase Price” has the meaning set forth in Section 2.2(a).

(y)     “Purchaser” has the meaning set forth in the introductory paragraph to this Agreement.

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(z)     “Retained Liabilities” has the meaning set forth in Section 5.1(b).

(aa)     “Royalty” has the meaning set forth in Recital A to this Agreement.

(bb)     “Royalty Agreement” has the meaning set forth in Recital A to this Agreement.

(cc)     “Ruby Hill” has the meaning set forth in Recital A to this Agreement.

(dd)     “Ruby Hill Mine” means the Mining Property and all of the open pit mining, beneficiation and related operations situated on the Mining Property and certain surrounding lands in Eureka County, Nevada, owned and operated on the Agreement Date by Homestake.

(ee)     “Seller” has the meaning set forth in the introductory paragraph to this Agreement.

(ff)     “Taxes” means value-added taxes, sales or commodity taxes, goods-and-services taxes, withholding taxes, stamp duties or similar taxes, duties and any registration, transfer or other fees imposed or levied in accordance with applicable Law or by any Governmental Authority, but excludes taxes on income or capital gains.

1.2.	Rules of Construction

The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All references herein to articles, sections and exhibits, unless the context requires a different construction, shall be deemed to be references to the articles and sections of this Agreement and the Exhibits attached hereto. Such Exhibits are incorporated herein and made a part hereof for all purposes. In this Agreement, unless a clear contrary intention appears, the word “including” (and with correlative meaning “include”) means including, without limiting the generality of any description preceding such term. Words, terms and phrases used, but not specifically defined, in this Agreement shall have the meanings commonly ascribed to such words, terms or phrases. The headings of the various articles and sections of this Agreement are for convenience only and shall not affect the meaning of the terms and conditions of this Agreement. No provision of this Agreement shall be interpreted or construed against any Party solely because that Party or its legal representative drafted such provision. In this Agreement, unless the context otherwise requires, words importing the singular include the plural and vice versa, and words importing a gender include all genders.

Article 2
Purchase And Sale Of RoyaltY

2.1.	Purchase and Sale

Upon the terms and subject to the conditions of this Agreement, on the Agreement Date Seller shall sell, convey, assign, grant, transfer and deliver to Purchaser, and Purchaser shall purchase and assume from Seller, the Royalty and all of Seller’s rights in and to the Royalty Agreement. Such purchase and sale shall be effective as of the Effective Date.

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2.2.	Purchase Price

(a)     Purchase Price. The price to be paid by Purchaser to Seller on the Agreement Date for the Royalty shall be Thirty-Eight Million Dollars ($38,000,000.00) (the “Purchase Price”).

(b)     Payment. Payment of the Purchase Price shall be made by wire transfer of immediately available funds to a bank account designated by Seller and confirmed in writing to Purchaser on or prior to the Agreement Date.

Article 3
Representations, Warranties, Acknowledgements AND COVENANTS

3.1.	Representations and Warranties of Seller, International and Purchaser

As of the Agreement Date, Seller and International (jointly and severally) represent and warrant to Purchaser, and Purchaser represents and warrants to Seller and International, as follows, each acknowledging that the others will rely on such representations and warranties in entering into this Agreement, and in concluding the purchase and sale contemplated by this Agreement:

(a)     Organization and Power. It (i) is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation; (ii) is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required in connection with the performance or satisfaction of an obligation hereunder; (iii) has the corporate power to execute and deliver this Agreement and to perform its obligations under this Agreement; and (iv) in the case of Seller, it has the corporate power to own the Royalty.

(b)     Due Authorization. It has been duly authorized by all requisite corporate action to execute, deliver and fully perform its obligations hereunder. This Agreement and all other agreements, conveyances, transfers and other documents to be executed and delivered hereunder have been duly and validly executed and constitute and will constitute the valid and binding obligations upon it, enforceable in accordance with its terms.

(c)     No Conflicts or Violations. Neither the entering into of this Agreement and all other agreements, conveyances, transfers and other documents to be executed and delivered hereunder, nor the completion of the transactions contemplated hereby in accordance with the terms hereof will conflict with or result in the violation or breach of any of the terms or provisions of its constating documents. Neither the entering into of this Agreement and all such other agreements, conveyances, transfers and other documents, nor such completion thereof will:

(i)	result in the violation of any of the terms or provisions of any agreement, instrument or obligation to which it is a party or by which it is bound, or in the case of Seller, by which Seller’s interest in the Royalty is bound or affected;

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(ii)	conflict with, or result in a breach of, or violate any Law; or

(iii)	give to any other person, after the giving of notice or otherwise, any claim or cause of action, or any right of termination, cancellation or acceleration in or with respect to any agreement or other instrument to which it is a party or is subject, or from which it derives benefit.

(d)     Broker’s Fees. It has no liability to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the other Party could become liable or obligated, or which could constitute a lien or encumbrance on the Royalty.

(e)     Litigation. There is no action, suit, prosecution, investigation or other similar proceeding of a material nature at law or in equity pending or, to its Knowledge, threatened against it that affects the validity or enforceability of the Royalty or this Agreement, or which seeks to prohibit, enjoin, or otherwise challenge the transactions contemplated by this Agreement.

3.2.	Representations, Warranties and Covenants of International and Seller

International and Seller jointly and severally represent, warrant and covenant to Purchaser as follows, and acknowledge that Purchaser will rely on such representations, warranties and covenants in entering into this Agreement, and in concluding the purchase and sale contemplated by this Agreement:

(a)     Corporate Structure. One hundred percent (100%) of the issued and outstanding capital stock of Seller is owned directly by Ecuadorian, and one hundred percent (100%) of the issued and outstanding capital stock of Ecuadorian is owned directly by International.

(b)     Royalty Agreement. The document attached hereto as Exhibit A is a true, correct, accurate and complete copy of the Royalty Agreement. Since the Metallic Acquisition Date, the Royalty Agreement has not been altered, modified, supplemented or amended, and is in full force and effect. No notice, consent, waiver, approval or authorization is required from any person or entity (whether or not a party to the Royalty Agreement) or any Governmental Authority, as a result of the execution of this Agreement or the consummation of the transactions contemplated herein. There are no existing material defaults under the Royalty Agreement by Seller or, to Seller’s Knowledge, the counterparty thereto and, to Seller’s Knowledge, no event has occurred which (with notice, lapse of time or both) would constitute a material breach or default thereunder by any party.

(c)     Ownership of Royalty. Seller owns the undivided one hundred percent (100%) interest in and to the Royalty, including without limitation all rights to receive payment of three percent of Net Smelter Returns (as such term is defined in the Royalty Agreement), subject to the terms and conditions of, and payable pursuant to, the Royalty Agreement.

(d)     No Encumbrances Against Royalty. Except for the NNPM Tax, Seller holds the Royalty free and clear of all liens, claims and encumbrances of any type or nature whatsoever, and has not:

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(i)	sold, assigned, conveyed or transferred the Royalty, any interest therein or any of its rights with respect thereto;

(ii)	granted or created, or consented to the grant or creation of, any liens, charges or encumbrances on or in respect of the Royalty;

(iii)	granted any options to purchase or rights of first refusal with respect to the Royalty; or

(iv)	agreed to any oral or written modification or amendment of the Royalty Agreement, or waived any of its rights thereunder.

(e)     No Competing Agreements. Neither Seller nor any of its Affiliates are parties to or bound by any letter agreement, letter of intent, contract, agreement or other understanding, whether written or oral, for the purchase and sale of, or option to purchase, or right of first refusal in respect of, the Royalty; and neither Purchaser’s extension of any offer for the Royalty, nor the acceptance thereof by Seller, nor the completion of the transactions contemplated herein, conflicts with or constitutes a breach of any letter agreement, letter of intent, contract, agreement or other understanding, whether written or oral, to which Seller or any Affiliate of Seller is a party or by which it is bound.

(f)     Information and Data. Seller has made available at Seller’s Reno, Nevada, office, for examination and reproduction by Purchaser or Purchaser’s authorized representatives at Purchaser’s expense, all material documents in Seller’s possession relating to the Royalty. All such information shall be maintained as confidential by Purchaser in accordance with Section 7.2(a).

(g)     Compliance with Laws. Neither Seller nor any of its Affiliates has received from any Governmental Authority or any third party notice of any pending or threatened investigation or inquiry by any Governmental Authority relating to any actual or alleged violation of any Law with respect to or affecting the Royalty.

3.3.	Limitations of Representations and Warranties

Seller and International make no and expressly disclaim any representation or warranty, express, implied or statutory as to (a) title, operating or production status of the Mining Property, (b) the content, character, or nature of any descriptive materials, reports or any geological data or interpretation relating to the Mining Property, or the quantity, quality, or recoverability of any minerals in or from the Mining Property, (c) any estimates of the value of the Mining Property, the Royalty or any future payments or revenues from the Royalty, and (d) any other materials or information that may have been made available or communicated to Purchaser or its affiliates, agents, employees, consultants, representatives or advisors in connection with the transactions contemplated by this Agreement or any discussion or presentation relating thereto. Seller makes this conveyance based upon the representation that Buyer has conducted due diligence and has made an independent evaluation of the Royalty, its value and otherwise.

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3.4.	Survival

All representations and warranties made by a Party in this Agreement shall survive and continue in full force and effect for the benefit of the other Party or Parties, as the case may be, for a period of sixty (60) months following the Closing. All covenants and agreements made by a Party in this Agreement shall survive and continue in full force and effect for the benefit of the other Party or Parties, as the case may be, after the Closing until such covenants and agreements have been performed to the reasonable satisfaction of the Party or Parties to whom such performance is owed.

Article 4
Closing

4.1.	Deliveries by Seller

On the Agreement Date, Seller shall deliver or cause to be delivered to Purchaser:

(a)     an Assignment in form and content substantially similar to the form attached hereto as Exhibit B, executed by Seller, sufficient to vest in Purchaser all of Seller’s rights, title and interests in and to the Royalty free and clear of all liens, claims and encumbrances;

(b)     certified copies of the resolutions of Seller’s board of directors authorizing the execution, delivery and performance of this Agreement and of all documents to be delivered by Seller under this Agreement, and the completion of the transactions contemplated hereby;

(c)     certified copies of the resolutions of Ecuadorian, as sole shareholder of Seller, authorizing the execution, delivery and performance of this Agreement and of all documents to be delivered by Seller under this Agreement, and the completion of the transactions contemplated hereby;

(d)     certified copies of the resolutions of International’s board of directors authorizing International’s execution, delivery and performance of its obligations pursuant to this Agreement;

(e)     a certificate of an officer of Seller, acting on behalf of Seller, dated as of the Agreement Date, certifying as to the accuracy of Seller’s representations and warranties and the performance of its covenants to be performed at or before the Closing;

(f)     a certificate of an officer of International, acting on behalf of International, dated as of the Agreement Date, certifying as to the accuracy of International’s representations and warranties and the performance of its covenants to be performed at or before the Closing;

(g)     a Notice and Direction to Pay in form and content substantially similar to the form attached to this Agreement as Exhibit C, executed by Seller;

(h)     a State of Nevada Declaration of Value in form and content substantially similar to the form attached to this Agreement as Exhibit D, executed by Seller; and

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(i)     a Direction to Pay addressed to Purchaser in connection with payment of the Purchase Price hereunder.

4.2.	Deliveries by Purchaser

At the Closing, Purchaser shall deliver or cause to be delivered to Seller:

(a)     an Assignment in form and content substantially similar to the form attached hereto as Exhibit B, executed by Purchaser;

(b)     certified copies of the resolutions of Purchaser’s board of directors authorizing the execution, delivery and performance of this Agreement and of all documents to be delivered by Purchaser under this Agreement, and the completion of the transactions contemplated hereby;

(c)     a certificate of an officer of Purchaser, acting on behalf of Purchaser, dated as of the Agreement Date, certifying as to the accuracy of Purchaser’s representations and warranties and the performance of its covenants to be performed at or before the Closing;

(d)     a Notice and Direction to Pay in form and content substantially similar to the form attached to this Agreement as Exhibit C, executed by Purchaser;

(e)     a State of Nevada Declaration of Value in form and content substantially similar to the form attached to this Agreement as Exhibit D, executed by Purchaser; and

(f)     the Purchase Price to be paid to Seller in accordance with the wire transfer instructions provided to Purchaser pursuant to Section 2.2(b).

4.3.	Simultaneous Transactions

All deliveries contemplated by Sections 4.1 and 4.2 to be made on the Agreement Date in connection with the Closing shall be deemed to occur simultaneously, and none shall be deemed completed until all are completed.

Article 5
Assumption AND RETENTION of Liabilities; Related Indemnities

5.1.	Assumed and Retained Liabilities

(a)     From and after the Agreement Date, Purchaser shall assume, pay and discharge as and when due and be responsible for all liabilities, if any, arising out of the ownership by Purchaser of the Royalty after the Effective Date (collectively, the “Assumed Liabilities”). Purchaser shall indemnify and save Seller harmless from all claims, demands, suits and actions in respect of the Assumed Liabilities.

(b)     At all times from and after the Effective Date, Seller shall retain, pay and discharge as and when due and be responsible for all liabilities arising out of: (i) ownership of the Royalty by Seller or Seller’s predecessors in interest prior to the Effective Date; and (ii) ownership of the Mining Property, including any fixtures and improvements situated thereon, by Seller and Seller’s predecessors in interest, and the conduct by Seller and Seller’s predecessors in interest of any activity or operation thereon (collectively, the “Retained Liabilities”). Seller shall indemnify and save Purchaser harmless from all claims, demands, suits and actions in respect of the Retained Liabilities.

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5.2.	Payment of Certain Taxes on Sale and Transfer

Seller shall be responsible for and shall pay when due any and all income, value-added tax and capital gains tax payable in respect of the sale and transfer of the Royalty to Purchaser. Purchaser shall be responsible for and shall pay when due any and all stamp duty and recording fees payable in respect of the sale and transfer of the Royalty to Purchaser and the recording of the Assignment. Seller and Purchaser shall use their commercially reasonable efforts in good faith to minimize or eliminate any such taxes. Each Party shall have the right, at its cost and expense, to contest any Tax imposed upon it, and the other Party shall cooperate, to the extent reasonable, with the contesting Party in any opposition, contest or challenge to any attempt by any Governmental Authority to impose any such Tax. For the avoidance of doubt, the Parties agree that the Purchase Price includes value added tax. After the Closing, Purchaser shall pay any and all Taxes based on or measured by income generated by the Royalty after the Effective Date.

5.3.	Indemnification by Purchaser

In accordance with the procedures in Section 5.5, Purchaser shall indemnify Seller and its directors, officers, employees, agents, joint venture partners and representatives against and agrees to hold Seller and its directors, officers, employees, agents, joint venture partners and representatives harmless from any and all damages, claims, losses, liabilities, fines, penalties and expenses (including expenses of investigation, attorneys’ fees in connection with any action, suit or proceeding brought against any of them, the cost of all studies, surveys, clean-up and any other environmental expenses) incurred or suffered by Seller or its directors, officers, employees, agents, joint venture partners, and representatives arising out of:

(a)     any misrepresentation or breach of warranty by Purchaser of which Notice has been given by Seller under Section 5.5;

(b)     the failure of Purchaser to perform any covenant or agreement made or to be performed by Purchaser pursuant to this Agreement; or

(c)     any liabilities or obligations assumed by Purchaser pursuant to Sections 5.1(a) and 5.2.

5.4.	Indemnification by International

In accordance with the procedures in Section 5.5, International shall indemnify Purchaser and its directors, officers, employees, agents, joint venture partners and representatives against and agrees to hold Purchaser and its directors, officers, employees, agents, joint venture partners and representatives harmless from any and all damages, claims, losses, liabilities, fines, penalties and expenses (including expenses of investigation, attorneys’ fees and expenses in connection with any action, suit or proceeding brought against any of them, the cost of all studies, surveys, clean-up and any other environmental expenses) incurred or suffered by Purchaser or its directors, officers, employees, agents, and representatives arising out of:

(a)     any misrepresentation or breach of warranty by Seller or International of which Notice has been given by Purchaser under Section 5.5, including without limitation the representations and warranties of Seller and International set forth in Section 3.2(a);

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(b)     the failure of Seller or International to perform any covenant or agreement made or to be performed by Seller or International, respectively, pursuant to this Agreement; or

(c)     any liabilities or obligations assumed by Seller pursuant to Sections 5.1(b) and 5.2;

5.5.	Claims of Indemnity

(a)     A Party claiming indemnity under this Article 5 (the “Indemnitee”) shall give prompt Notice of any claim, action, proceeding or circumstances that could reasonably give rise to such a claim to the Party which has agreed to indemnify it (the “Indemnitor”). Failure to give such prompt Notice will not preclude the Indemnitee from pursuing the claim unless and to the extent that the Indemnitor is materially prejudiced by such failure.

(b)     The Indemnitor may, and will, if directed to do so by the Indemnitee, at its own expense and in the name of the Indemnitee or otherwise, dispute any claim made, or any matter on which a claim could be made, by a third party in respect of which a Notice has been given by the Indemnitee under Section 5.5(a) and may retain legal counsel acceptable to the Indemnitee, which acceptance shall not be unreasonably withheld or delayed, to conduct any proceeding relating to such a claim. The Indemnitee may employ separate counsel with respect to any such claims brought by a third party and participate in the defense thereof, provided, however, that the fees and expenses of such counsel shall be the responsibility of the Indemnitee unless:

(i)	the Indemnitor fails to assume the defense of such claim on behalf of the Indemnitee within five days of receiving Notice of such claim; or

(ii)	the employment of such counsel has been authorized by the Indemnitor;

in each of which cases the Indemnitor shall not have the right to assume the defense of such suit on behalf of the Indemnitee but shall be liable to pay the reasonable fees and expenses of counsel for the Indemnitee.

(c)     For the purpose of confirming or disputing such a claim, the Indemnitee will provide full and complete disclosure to the Indemnitor and complete access to and right of inspection by the representatives of the Indemnitor of all documents and records in the possession or control of the Indemnitee relating to such claim. If any security is required to be provided for the purpose of defending or contesting any such claim, including any appeal of any judgment, the Indemnitor shall provide such security and all monies or property representing such security received by the Indemnitee as a result of a successful defense or contest will be held in trust by the Indemnitee for the benefit of the Indemnitor and will be remitted to the Indemnitor on demand. Neither the Indemnitee nor the Indemnitor shall settle, compromise or pay any claim for which indemnity is sought hereunder except with the prior written consent of the other, such consent not to be unreasonably withheld or delayed, or in the case of the Indemnitee unless the Indemnitor fails to dispute and defend such claim.

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Article 6
Post-Closing Matters

6.1.	Royalty and NNPM Payments; Audits

(a)     Royalty Payments. From and after the Closing, Purchaser shall be entitled to the full use and enjoyment of the Royalty, including all payments of Royalty in respect of production from the Mining Property occurring on and after April 1, 2012 (“Effective Date”). In the event that Seller shall receive any payment of Royalty to which Purchaser is entitled, Seller immediately shall forward such payment to Purchaser. Notwithstanding the foregoing, Seller shall retain the right to make claims and demands for Royalty in respect of production from the Mining Property prior to the Effective Date, that Seller alleges was not paid in full or otherwise in accordance with the Royalty Agreement.

(b)     NNPM Tax Adjustments. Seller shall be responsible for NNPM Tax attributable to time periods prior to the Effective Date and Purchaser shall be responsible for NNPM Tax for time periods on and after the Effective Date. In the event the NNPM Tax estimated and paid by Homestake to the State of Nevada exceeds the actual amount of NNPM Tax finally determined by Homestake to be owed for all periods prior to the Effective Date, Seller shall be entitled to any such excess and Purchaser shall promptly pay, by wire transfer of immediately available funds, such excess to Seller out of amounts received from, or credited to Purchaser’s account by, Homestake. In the event the NNPM Tax estimated and paid by Homestake to the State of Nevada is less than the actual amount of NNPM Tax finally determined by Homestake to be owed for all periods prior to the Effective Date, Seller shall, within three (3) Business Days following confirmation of such amounts by Homestake, pay such amounts to Purchaser by wire transfer of immediately available funds to an account designated in a Notice given to Seller by Purchaser.

(c)     Audit Rights. Notwithstanding any other provisions contained herein, Seller may exercise the rights set forth in the Royalty Agreement to review records and conduct audits of Royalty payments under the Royalty Agreement for periods prior to the Effective Date; provided that after the third anniversary of the date on which the consolidated tax return of Ecuadorian for its fiscal 2011 tax year is filed, Seller will only exercise such rights in the case of a tax audit or inquiry, or litigation. Seller must exercise such rights by delivering to Purchaser a Notice of its intent to conduct such an audit. Upon receipt of such Notice, Purchaser shall use its reasonable efforts to assist Seller with such review and audits and shall take such other actions as Seller reasonably may require in the exercise of its rights hereunder.

6.2.	Further Assurances; Recording

From and after the Closing each of the Parties will execute such documents and instruments, and make any and all such filings or registrations with Governmental Authorities and take such other actions as may on its part be required to complete the transfer of the Royalty to Purchaser. After the Closing, Purchaser, at its cost and expense, shall record the Assignment and provide a copy thereof to Seller.

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Article 7
MISCELlANEOUS

7.1.	Expenses

The Parties shall each bear all of their own costs and expenses, including consultants’ and attorneys’ fees, incurred in connection with the negotiation of this Agreement and the consummation of the transactions contemplated hereby.

7.2.	Confidentiality and Public Announcements

(a)     Each Party shall maintain as confidential all non-public data and information provided to it prior to the Closing by any other Party hereto or any of such providing Party’s Affiliates.

(b)     Except as provided in Section 7.2(c) and 7.2(d), each Party shall treat the terms and conditions of this Agreement as confidential information and will not disclose the same to any third party or the public without the prior written consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed.

(c)     The consent required by Section 7.2(b) shall not apply to disclosure which the disclosing Party believes in good faith is required by pertinent Laws or the applicable rules of any stock exchange. In any case to which this Section 7.2(c) is applicable, the disclosing Party shall give Notice to the other Parties and, to the extent practical under the circumstances, an opportunity to review the disclosure and provide comments in advance of its release.

(d)     The Parties acknowledge that a Party may be required by Laws to (i) disclose the existence and the terms and conditions of this Agreement; and/or (ii) file this Agreement with one or more Governmental Authorities, securities exchanges or commissions as required by applicable Laws. A Party required to file this Agreement and/or undertake such disclosure may do so; provided, however, that the disclosing or filing Party (iii) shall comply with all Laws applicable to such disclosure and/or filing; and (iv) shall not attribute any statements regarding this Agreement to any other Party. Each Party shall provide drafts of press releases relating to this Agreement or the transactions contemplated herein to the other Parties sufficiently in advance of its release to permit such other Parties a reasonable opportunity to review and comment on the content thereof.

7.3.	Notices

All notices, requests, demands, claims, and other communications hereunder (“Notices”) must be in writing. Any Party may send any Notice to the intended recipient at the address set forth below using recognized express courier, personal delivery, facsimile or email transmittal. All Notices shall be effective and shall be deemed delivered if by personal delivery, courier, facsimile or email transmission on the date of delivery if delivered during normal business hours on a Business Day, and, if not delivered during normal business hours on a Business Day, on the next Business Day following delivery.

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If to Seller:	Metallic Ventures (U.S.) Inc. 230 South Rock Boulevard, Suite 30 Reno, Nevada 89502 Attention: Kevin Keating - Manager Nevada Operations Fax: (775) 826-4314 Email: kkeating@intlminerals.com
Informational copy to:	International Minerals Corporation 7950 E. Acoma Drive, Suite 211 Scottsdale, Arizona 85260 Attention: Steve Kay – President/CEO Fax: (480) 483-9926 Email: skay@intlminerals.com

If to International:	International Minerals Corporation 7950 E. Acoma Drive, Suite 211 Scottsdale, Arizona 85260 Attention: Steve Kay – President/CEO Fax: (480) 483-9926 Email: skay@intlminerals.com

If to Purchaser:	Royal Gold, Inc. 1660 Wynkoop Street, Suite 1000 Denver, Colorado 80202 Attention: Vice President and General Counsel Fax: (303) 595-9385 Email: bkirchhoff@royalgold.com
Informational copy to:	Royal Gold, Inc. 1660 Wynkoop Street, Suite 1000 Denver, Colorado 80202 Attention: President and Chief Executive Officer Fax: (303) 595-9385 Email: tjensen@royalgold.com

Any Party may change the address to which Notices are to be delivered by Notice to the other Parties.

14

7.4.	Entire Agreement

This Agreement, including the Exhibits hereto, constitutes the entire agreement between the Parties in relation to the transactions herein contemplated and, except as specifically set out herein or in any documents delivered at Closing pursuant hereto, supersedes every previous agreement, communication, expectation, negotiation, representation or understanding, whether oral or written, express or implied, statutory or otherwise, among the Parties with respect to the subject matter of this Agreement, including all drafts and versions of Purchaser’s offer letter exchanged between Purchaser and Seller prior to the Agreement Date.

7.5.	Amendments and Waivers

This Agreement may not be amended except by written agreement signed by each Party. No waiver of any provision of this Agreement will be valid unless it is in writing and signed by each Party. No such waiver by either Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, will be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

7.6.	Severability

Any provision of this Agreement which is prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof.

7.7.	Assignment

Neither Seller nor International shall assign any right, benefit or interest in this Agreement to any Affiliate or third party without the prior written consent of the Purchaser, and any purported assignment without such consent shall be void and of no effect. Purchaser may freely assign its rights, benefits and interests in this Agreement to an Affiliate of Purchaser or to any third party.

7.8.	Inurement

This Agreement shall enure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns.

7.9.	Conflict between Documents

Unless otherwise specifically stated, the provisions of this Agreement shall govern and prevail in the event of any inconsistency or conflict between the terms hereof and of any assignment, transfer or other document or instrument executed or delivered by either Party hereto in connection with the transactions contemplated hereby.

7.10.	Time

Time shall be of the essence of this Agreement.

15

7.11.	Governing Law

This Agreement will be governed by and construed in accordance with the laws of the State of Nevada without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than the State of Nevada.

7.12.	Relationship of the Parties

Except as otherwise provided herein, this Agreement is not intended to and shall not confer any rights, remedies, obligations, or liabilities, legal or equitable, including any right of employment, on any person other than the Parties hereto and their respective successors, or assigns, or otherwise constitute any person a third-person beneficiary under or by reason of this Agreement. Nothing in this Agreement, expressed or implied, is intended to or shall constitute the Parties hereto partners or participants in a joint venture including, but not limited to, a mining joint venture.

7.13.	Execution

This Agreement may be executed in any number of counterparts, each of which, when executed, shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

[Signatures appear on the following page.]

16

AS EVIDENCE OF THEIR AGREEMENT the Parties have executed this Agreement as of the date first above written.

SELLER:

METALLIC VENTURES (U.S.) INC.

By:	/s/Stephen Kay
Name:	Stephen Kay
Title:	President

INTERNATIONAL:

International Minerals Corporation

By:	/s/Scott Brunsdon
Name:	Scott Brunsdon
Title:	CFO

PURCHASER:

ROYAL GOLD, INC.

By:	/s/Tony A. Jensen
Name:	Tony A. Jensen
Title:	President and Chief Executive Officer

Purchase and Sale Agreement Signature Page

Exhibit A

to

Purchase and Sale Agreement

among

Metallic Ventures (U.S.) Inc.,

International Minerals Corporation

and
Royal Gold, Inc.

The Royalty Agreement

[See Attached]

A-1

Exhibit B

to

Purchase and Sale Agreement

among

Metallic Ventures (U.S.) Inc.,

International Minerals Corporation

and
Royal Gold, Inc.

Form of Assignment

B-1

FORM OF

ASSIGNMENT

THIS ASSIGNMENT (“Assignment”) is made as of May 23, 2012 (the “Assignment Date”), by and between METALLIC VENTURES (U.S.) INC., a Nevada corporation having an office address of 230 South Rock Boulevard, Suite 30, Reno, Nevada 89502 (“Assignor”), and ROYAL GOLD, INC., a Delaware corporation having an office at 1660 Wynkoop Street, Suite 1000, Denver, Colorado 80202 (“Assignee”). Assignor and Assignee are referred to individually herein as a Party” and collectively as the “Parties.”

RECITALS

A.     By Warranty Deed made effective as of June 29, 1994 from Ruby Hill Mining Company (“Ruby Hill”) to Homestake Mining Company of California (“Homestake”) (the “Royalty Agreement”), recorded on February 19, 1998 in the Official Records of Eureka County, Nevada, at Book 318, Page 96, File No. 169763, Ruby Hill: (i) granted, conveyed and warranted to Homestake those lands situate in Eureka County, Nevada more particularly described in Exhibit A to the Royalty Agreement, together with certain other real and personal property interests (collectively, the “Mining Property”); and (ii) reserved to itself a production royalty of three percent of “Net Smelter Returns” (as that term is defined in the Royalty Agreement) for all ores and minerals mined or otherwise recovered from the Mining Property and thereafter sold by or for the account of Homestake, subject to the terms and conditions of the Royalty Agreement (the “Royalty”).

B.     As a result of certain transactions culminating with the merger of Ruby Hill with and into Seller on August 8, 2007, Seller is the owner of an undivided 100% interest in and to the Royalty.

C.     Assignor, Assignee and International Minerals Corporation entered into that certain Purchase and Sale Agreement dated May 23, 2012 (the “Purchase and Sale Agreement”) pursuant to which Assignor agreed to sell, and Assignee agreed to purchase, all of Assignor’s rights, title and interests in and to the Royalty.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties agree as follows:

ASSIGNMENT

1.     Assignment of Rights, Title and Interests. Effective as of April 1, 2012 (“Effective Date”), Assignor does hereby sell, convey, assign, grant, transfer and deliver to Assignee, free and clear of all liens, claims and encumbrances of every type and nature whatsoever, all of Assignor’s rights, title and interests in and to the Royalty and the Royalty Agreement. The lands and interests in lands subject to the Royalty are described in Exhibit A attached to this Assignment and by this reference incorporated herein.

B-2

2.     Assumed and Retained Liabilities.

(a)     From and after the Assignment Date, Assignee shall assume, pay and discharge as and when due and be responsible for all liabilities, if any, arising out of the ownership by Assignee of the Royalty after the Effective Date (collectively, the “Assumed Liabilities”).

(b)     At all times from and after the Effective Date, Assignor shall retain, pay and discharge as and when due and be responsible for all liabilities arising out of: (i) ownership of the Royalty by Assignor or Assignor’s predecessors in interest prior to the Effective Date; and (ii) ownership of the Mining Property, including any fixtures and improvements situated thereon, by Assignor and Assignor’s predecessors in interest, and the conduct by Assignor and Assignor’s predecessors in interest of any activity or operation thereon (collectively, the “Retained Liabilities”).

3.     Audit Rights. Notwithstanding any other provisions contained herein, Assignor may exercise the rights set forth in the Royalty Agreement to review records and conduct audits of Royalty payments under the Royalty Agreement for periods prior to the Effective Date. Assignor must exercise such rights in accordance with the terms and conditions therefor set forth in the Purchase and Sale Agreement.

4.     Successors and Assigns. This Assignment and all of the provisions hereof shall be binding upon and shall inure solely to the benefit of the Parties and their respective successors and assigns.

5.     No Third Party Beneficiaries. Nothing in this Assignment, express or implied, is intended or shall be construed to confer upon, or give to, any person other than the Parties and their respective successors and assigns, any remedy or claim under or by reason of this instrument or any agreements, terms, covenants or conditions hereof, and all the agreements, terms, covenants and conditions contained in this Assignment shall be for the sole and exclusive benefit of the Parties and their respective successors and assigns.

6.     Titles and Headings. The headings contained in this Assignment are solely for convenience of reference and shall not affect the meaning or interpretation of this Assignment or of any term or provision hereof.

7.     Construction. This Assignment is delivered pursuant to and is subject to the Purchase and Sale Agreement. Nothing herein shall itself change, amend, extend or alter (nor shall it be deemed or construed as changing, amending, extending or altering) the terms or conditions of the Purchase and Sale Agreement in any manner whatsoever, and such terms and conditions shall remain in full force and effect in accordance with the terms of the Purchase and Sale Agreement. In the event of any conflict between the Purchase and Sale Agreement and this Assignment, the terms of the Purchase and Sale Agreement shall govern, supersede and prevail.

8.     Amendment and Waiver. This Assignment may be amended, or any provision of this Assignment may be waived, provided that any such amendment or waiver will be binding upon: (i) Assignor only if such amendment or waiver is set forth in a writing executed by Assignor; and (ii) Assignee only if such amendment or waiver is set forth in a writing executed by Assignee. No course of dealing between or among the Parties will be deemed effective to modify, amend or discharge any part of this Assignment or any rights or obligations of the Parties under or by reason of this Assignment.

B-3

9.     Notices. All notices, requests, demands, claims, and other communications hereunder (“Notices”) must be in writing. Any Party may send any Notice to the intended recipient at the address set forth below using recognized express courier, personal delivery, facsimile or email transmittal. All Notices shall be effective and shall be deemed delivered if by personal delivery, courier, facsimile or email transmission on the date of delivery if delivered during normal business hours on a Business Day, and, if not delivered during normal business hours on a Business Day, on the next Business Day following delivery. For purposes of this Assignment, the term “Business Day” means any day that is not a Saturday or Sunday or a statutory holiday in Denver, Colorado.

If to Assignor:	Metallic Ventures (U.S.) Inc. 230 South Rock Boulevard, Suite 30 Reno, Nevada 89502 Attention: Kevin Keating - Manager Nevada Operations Fax: (775) 826-4314 Email: kkeating@intlminerals.com
Informational copy to:	International Minerals Corporation 7950 E. Acoma Drive, Suite 211 Scottsdale, Arizona 85260 Attention: Steve Kay – President/CEO Fax: (480) 483-9926 Email: skay@intlminerals.com

If to Assignee:	Royal Gold, Inc. 1660 Wynkoop Street, Suite 1000 Denver, Colorado 80202 Attention: Vice President and General Counsel Fax: (303) 595-9385 Email: bkirchhoff@royalgold.com
Informational copy to:	Royal Gold, Inc. 1660 Wynkoop Street, Suite 1000 Denver, Colorado 80202 Attention: President and Chief Executive Officer Fax: (303) 595-9385 Email: tjensen@royalgold.com

Either Party may change the address to which Notices are to be delivered by Notice to the other Parties.

B-4

10.     Governing Law. This Assignment will be governed by and construed in accordance with the laws of the State of Nevada without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than the State of Nevada.

AS EVIDENCE OF THEIR AGREEMENT the Parties have executed this Assignment as of the date first above written.

ASSIGNOR:

METALLIC VENTURES (U.S.) INC..

By:
Name:	Stephen Kay
Title:	President

ASSIGNEE:

ROYAL GOLD, INC.

By: :
Name:	Tony A. Jensen
Title:	President and Chief Executive Officer

ASSIGNOR ACKNOWLEDGMENT

STATE OF ARIZONA	)
) ss.
COUNTY OF MARICOPA	)

The foregoing instrument was acknowledged before me this ___ day of May, 2012, by Stephen Kay, as President of Metallic Ventures (U.S.) Inc., a Nevada corporation.

Witness my hand and official seal.

Notary Public

My commission expires: _________________

ASSIGNEE ACKNOWLEDGMENT

STATE OF COLORADO	)
) ss.
CITY AND COUNTY OF DENVER	)

B-5

The foregoing instrument was acknowledged before me this day of May, 2012, by Tony A. Jensen, as President and Chief Executive Officer of Royal Gold, Inc., a Delaware corporation.

Witness my hand and official seal.

Notary Public

My commission expires: _________________

B-6

Exhibit A

To

Assignment

[See Attached]

B-7

Exhibit C

to

Purchase and Sale Agreement

among

Metallic Ventures (U.S.) Inc.,

International Minerals Corporation

and
Royal Gold, Inc.

Form of Notice and Direction to Pay

C-1

FORM OF

NOTICE AND DIRECTION TO PAY

TO:	Homestake Mining Company of California

RE:	Warranty Deed made effective as of June 29, 1994 from Ruby Hill Mining Company to Homestake Mining Company of California, recorded on February 19, 1998 in the Official Records of Eureka County, Nevada, at Book 318, Page 96, File No. 169763 (the “Royalty Agreement”)

Notice is hereby given that Royal Gold, Inc. (“Royal Gold”) acquired all of the rights, title and interests of Metallic Ventures (U.S.) Inc. (“Metallic Ventures”) in and to the Royalty Agreement effective as of April 1, 2012, subject to the reservation by Metallic Ventures of certain audit rights provided under the Royalty Agreement with respect to periods prior to April 1, 2012.

By letter dated March 21, 2007 from Ruby Hill Mining Company, you were directed to pay to Metallic Ventures all amounts due and owing to Ruby Hill Mining Company pursuant to the Royalty Agreement until such time as Metallic Ventures otherwise directs in writing.

By this Notice and Direction to pay, you are hereby irrevocably and unconditionally authorized and directed, from and after the date hereof until such time as Royal Gold otherwise directs in writing, to pay to Royal Gold, as payee, pursuant to the Royalty Agreement, including all Net Smelter Returns payments payable thereunder, as follows:

[Insert RGLD payment instructions]

This shall be your sufficient authority for paying in accordance with the foregoing instructions.

DATED as of the ____ day of May, 2012.

Metallic Ventures (U.S.) Inc.	Royal Gold, Inc.

By: ______________________________________________	By: _______________________________________________

Name: ____________________________________________	Name: _____________________________________________

Title: _____________________________________________	Title: ______________________________________________

C-2

Exhibit D

to

Purchase and Sale Agreement

among

Metallic Ventures (U.S.) Inc.,

International Minerals Corporation

and
Royal Gold, Inc.

State of Nevada Declaration of Value

D-1